Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Meet Group, Inc. of our reports dated March 16, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of The Meet Group, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of The Meet Group, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP

Blue Bell, Pennsylvania
June 6, 2018